Exhibit 4.2(a)

AUTOGEN LIMITED

ABN 79 000 248 304

EMPLOYEE SHARE OPTION PLAN

PLAN RULES

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

In these Rules the following words and expressions have the meanings indicated unless the contrary intention appears:

“ASX” means Australian Stock Exchange Limited or any successor body.

“Board” means all or some of the Directors acting as a board.

“Bonus Share” means a Share issued as part of a pro rata bonus issue to shareholders of the Company.

“Company” means Autogen Limited ACN 000 248 304.

“Director” means a director of the Company.

“Employee” means a person in the employment of the Company or a Subsidiary and any other person whose contribution to the Company is considered by the Board, at its complete discretion, to warrant participation in the Plan.

“Exercise Date” means such date as the Board may have determined and notified to a Participant in writing at the time of grant of an Option.

“Exercise Loan” means a loan made by the Company or a Subsidiary to a Participant under Rule 6 for the purpose of acquiring a Share by the exercise of an Option.

“Exercise Loan Period” means in respect of each Exercise Loan the period determined under Rule 6.

“Exercise Price” means the amount, as determined by the Board and specified at the time an Option is granted, that must be paid by a Participant to acquire a Share by the exercise of an Option.

“Issue Price” means the amount (if any), as determined by the Board and specified at the time an Option is granted, that must be paid by an Executive to acquire an Option.

“Listing Rules” means the Official Listing Rules of ASX.

“Loan Share” means a Share acquired by the exercise of an Option where the Exercise Price is funded with an Exercise Loan which has not been repaid in full in respect of that Share.

“Option” means an option granted under the Plan to subscribe for a Share or Shares.

“Option Loan” means a loan made by the Company or a Subsidiary to an Employee under Rule 3 for the purpose of acquiring an Option.

“Option Loan Period” means in respect of each Option Loan the period determined under Rule 3.

“Participant” means an Employee who holds an Option granted or a Loan Share issued under the Plan.

“Performance Conditions” means one or more conditions (if any), as determined by the Board, which must be satisfied or waived by the Board before an Option may be exercised.

“Plan” means the Autogen Limited Executive Option Plan established in accordance with these Rules.

“Rights” means any rights to acquire shares, options or securities granted or issued or to be granted or issued by the Company.

“Rules” means the rules of the Plan.

“Share” means a fully paid ordinary share in the capital of the Company.

“Share Registry” means the share registry appointed from time to time by the Company.

“Special Circumstances” means Total and Permanent Disablement or death of a Participant and, subject to the Listing Rules, such other circumstances as determined by the Board in its absolute discretion and notified to a Participant in writing.

“Subsidiary” means a subsidiary, as defined in the Corporations Law, of the Company.

“Total and Permanent Disablement” in relation to a Participant means that the Participant has, in the opinion of the Board, after considering such medical and other evidence as it sees fit, become incapacitated to such an extent as to render the Participant unlikely to engage in an equivalent occupation for which he or she is reasonably qualified by education, training or experience.

1.2          Interpretation

In these Rules unless the contrary intention appears:

(a)           the singular includes the plural and vice versa;

(b)           a gender includes all genders;

(c)           a reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it;

(d)           a reference to these Rules or any particular part of these Rules means these Rules or the relevant part as amended from time to time;

(e)           a reference to a person includes a reference to the person’s executors, administrators and successors, a firm or a body corporate.

1.3          Headings

Headings are inserted for convenience and do not affect the interpretation of these Rules.

2.             COMMENCEMENT OF PLAN AND GRANT OF OPTIONS

2.1          Commencement

The Plan will commence on the later of the date on which the Plan is approved by shareholders of the Company and the Board determining that the Plan commence.

2.2          Eligibility

The Board may in its absolute discretion, subject to any approval of shareholders of the Company required by law or the Listing Rules, at intervals determined by the Board, offer or grant Options to Employees selected by the Board.

2.3          Grant of Options

The Board will determine the procedure for granting Options to Participants, including the form and content of any invitation, offer or acceptance procedure, the Issue Price (if any), Performance Conditions (if any), Exercise Price, the expiry date of the Options (if any) and any other terms or conditions the Board considers appropriate and which are not inconsistent with these Rules.

3.             OPTION LOAN

3.1          Offer of Option Loan

At the discretion of the Board the Company or a Subsidiary may offer an Employee an Option Loan on terms and conditions to be determined by the Board.

3.2          Option Loan Terms

Unless otherwise determined by the Board:

(a)           Timing

An Option Loan (if any) will be made at the time an Employee acquires an Option.

(b)           Amount

The amount of the Option Loan shall equal the sum of the Issue Price of the particular Options granted together with any duties payable by the Employee in respect of the Option Loan.

(c)           Application of Option Loan moneys

An Employee who accepts an Option Loan will irrevocably authorise the Company or the Subsidiary (as the case may be) to apply the Option Loan on behalf of the Employee by way of payment of the Issue Price of the Options granted to the Employee and the payment of any duties payable by the Employee in respect of the Option Loan.

(d)           Option Loans Interest free

Unless otherwise determined by the Board an Option Loan shall not bear interest.

(e)           Option Loan Period

The Option Loan Period is the period commencing when the Option Loan is made and ending on the first to occur of the following:

(i)            termination of the Participants employment with the Company or a Subsidiary;

(ii)           termination of the Participant’s employment with such other entity as specified in the invitation or offer issued under Rule 2.3 or termination of the Participant’s contractual arrangements with the Company, a Subsidiary or such other entity as specified in the invitation or offer issued under Rule 2.3;

(iii)          expiry of the Option to which the Option Loan relates;

(iv)          buy-back of the Option in accordance with Rule 5;

(v)           the sale of Shares (not being Loan Shares) acquired by the exercise of an Option where the Issue Price was funded with an Option Loan; and

(vi)          the Company agreeing to sell Loan Shares as requested by a Participant in accordance with Rule 7.3, where the Loan Shares were acquired by the exercise of an Option where the Issue Price was funded by an Option Loan.

(f)            Repayment

(i)            A Participant may repay all or part of an Option Loan at any time before the expiry of the Option Loan Period.

(ii)           Subject to Rule 6.2(e)(iv), the balance of the Option Loan outstanding at the end of the Option Loan Period must be repaid in full at the expiration of the Option Loan Period.

3.3          Option Loans by Subsidiaries

Where an Employee is employed by a Subsidiary the loan may, at the discretion of the Board, be offered to that Employee, and made, by that Subsidiary.

4.             OPTION TERMS

4.1          Entitlement

(a)           Subject to the Rules, each Option entitles the holder to subscribe for and be allotted, credited as fully paid, one Share at the Exercise Price.

(b)           Unless the Rules or the terms upon which an Option has been granted provide otherwise, a Share issued on the exercise of an Option will rank pari passu with all existing Shares from the date of issue and will be entitled to those dividends which have a record date for determining entitlements after the date of issue.

4.2          Conditions for exercise of Options

(a)           At the time an Option is granted the Board may impose such Performance Conditions (if any) as it considers appropriate.

(b)           Subject to Rule 4.4 an Option may be exercised only if the Performance Conditions (if any) relating to it have been satisfied or waived by the Board.

4.3          Exercise Date

(a)           Unless the Board otherwise determines and subject to Rule 4.3(b), a Participant may not exercise an Option before the Exercise Date for the Option.

(b)           Subject to Rule 4.2(b), where due to the occurrence of Special Circumstances a Participant has ceased to be employed by the Company or a Subsidiary or termination of the Participant’s employment or the contractual arrangements referred to in Rule 3.2(e)(ii) has occurred, the Participant may exercise the Option within ninety (90) days after the Special Circumstance has occurred.

4.4          Method of exercise of Options

(a)           An Option is exercisable by the Participant providing to the company secretary of the Company or such other person as the Board designates, the following:

(i)            a completed notice (in the form required by the Company) of exercise of Option and application for Shares;

(ii)           the relevant Option certificate;

(iii)          a request in writing for an Exercise Loan (in accordance with rule 6.1), if relevant; and

(iv)          payment of the Exercise Price, which may be satisfied in whole or in part by an Exercise Loan.

(b)           Options must be exercised in multiples of 100, unless the Participant exercises all Options able to be exercised at that time.  The exercise of some Options only does not affect the Participant’s right to exercise other Options at a later time.  If the Participant exercises less than all Options represented by a certificate then the Company will cancel the certificate and issue a new certificate for the balance.

4.5          Expiry of Options

An Option not exercised will expire on the first to occur of the following:

(a)           the tenth anniversary of the date of grant of the Option unless the Board in its discretion has determined at the time of any invitation or offer of options in accordance with Rule 2.3 that another expiry date is to apply to an Option;

(b)           the expiration of the time within which the Option must be exercised under Rule 4.3(b);

(c)           subject to Rule 4.3(b), when before the Exercise Date the Participant has ceased to be employed by the Company or a Subsidiary or termination of the Participant’s employment or termination of the contractual arrangements referred to in Rule 3.2(e)(ii) has occurred;

(d)           such date as specified by the Board if it determines that the Participant has committed any act of fraud, defalcation or gross misconduct.

4.6          No transfers or encumbrances

Subject to Rule 5, options are not transferable and a Participant must not encumber or otherwise deal with the Options.

4.7          Quotation of Options

Options will not be quoted on ASX.

4.8          Participation in future issues

(a)           Participation Generally

A Participant cannot participate in new issues of securities to holders of Shares unless the Option has been exercised and the Shares are allotted and registered in respect of the Option before the record date for determining entitlements to the issue.  The Company must give notice to Participants of any new issue before the record date for determining entitlements to the issue in accordance with the Listing Rules.  Options can only be exercised in accordance with the terms contained in this Rule 4.

(b)           Bonus Issues

If the Company makes a pro rata bonus issue of Shares to holders of Shares (other than an issue in lieu or in satisfaction of dividends or by way of dividend reinvestment) and no Shares have been allotted and registered in respect of an Option before the record date for determining entitlements to the bonus issue, then the number of Shares or other securities for which the Participant is entitled to subscribe on exercise of the Option is increased by the number of Shares or other securities that the Participant would have received if the Option had been exercised before the record date for the bonus issue.

(c)           Rights Issues

If the Company makes a pro rata issue of securities (except a bonus issue) to the holders of Shares (other than an issue in lieu or in satisfaction of dividends or by way of dividend reinvestment) the exercise price of an Option shall be reduced according to the formula specified in the Listing Rules.

(d)           Reconstruction

In the event of any reconstruction of the issued ordinary capital of the Company the number of Shares attaching to each Option or the Exercise Price per Share of an Option or both will be reconstructed in the manner as specified in the Listing Rules.  If the manner is not specified in the Listing Rules then the Board will determine the reconstruction provided that the number of Options or the Exercise Price, or both, must be reorganised so that the Participants will not receive a benefit which the shareholders of the Company do not receive.  This Rule does not prevent a rounding up of the number of securities to be received on exercise if the rounding up is approved at the security holders’ meeting that approves the reconstruction.

(e)           Advice

The Company will give notice to each Participant of any adjustment to the number of Shares that the Participant is entitled to subscribe for or be issued on exercise of an Option or the Exercise Price per Share in accordance with the Listing Rules.

4.9          Quotation of Shares

If at the time Shares are issued upon the exercise of Options, Shares are quoted on ASX, the Company must as soon as practicable make application to ASX for quotation of those Shares.

5.             BUY BACK OF OPTIONS

5.1          Buy-back before expiry

Where an Issue Price has been paid upon grant of an Option, then unless otherwise determined by the Board, the Company will immediately before the expiry of the Option pursuant to Rule 4.5, buy-back the Option from the Participant for an amount equal to the Issue Price of the Option.

5.2          Buy-back amount offset against Option Loan

Where an Option Loan is outstanding in respect of an Option, payment of the amount by the Company under Rule 5.1 will be satisfied by being offset against the amount of the Option Loan outstanding in respect of the Option bought-back and the Participant shall have no further obligation to the Company for the Option Loan in respect of that Option.

6.             EXERCISE LOANS

6.1          Offer of Exercise Loan

At the discretion of the Board the Company may offer a Participant an Exercise Loan on terms and conditions to be determined by the Board.

6.2          Exercise Loan terms

Unless otherwise determined by the Board:

(a)           Timing

An Exercise Loan will be made at the time, or times, the Participant exercises the Options.

(b)           Amount

The amount of the Exercise Loan shall equal the sum of the Exercise Prices of Options which the Participant exercises and for which the Participant has been offered an Exercise Loan together with any duties payable by the Participant in respect of the Exercise Loan.

(c)           Application of Exercise Loan moneys

A Participant who accepts an Exercise Loan will irrevocably authorise the Company or a Subsidiary (as the case may be) to apply the Exercise Loan on behalf of the Participant by way of payment of the Exercise Price of the Options, the exercise of which determined the amount of the Exercise Loan under Rule 6.2(b) and the payment of any duties payable by the Participant in respect of the Exercise Loan.

(d)           Exercise Loans Interest Free

Unless otherwise determined by the Board, Exercise Loans shall not bear interest.

(e)           Exercise Loan Period

The Exercise Loan Period is the period commencing when the Exercise Loan is made and ending on the first to occur of the following:

(i)            the date on which the Participant ceases to be employed by the Company or a Subsidiary or the contractual arrangements referred to in Rule 3.2(e)(ii) are terminated;

(ii)           the Company agreeing to sell the Loan Shares as requested by a Participant in accordance with Rule 7.3; and

(iii)          the Participant forfeiting the Loan Shares in accordance with Rule 8.

(f)            Repayment

(i)            A Participant may repay all or part of an Exercise Loan at any time before the expiration of the Exercise Loan Period;

(ii)           Unless otherwise determined by the Board, the Company will apply and each Participant irrevocably directs the Company to so apply all dividends paid in cash on the Loan Shares towards repayment of the Exercise Loan;

(iii)          The amount of the dividend applied pursuant to paragraph (ii) shall not exceed the after tax value of the dividends computed on the assumption that the Participant is assessable to tax at the highest personal marginal rate of income tax in Australia applicable to Australian residents (including for this purpose the Medicare Levy but not the Medicare Surcharge) on the whole of the dividend and after allowing for any franking rebate to which the Participant is entitled in relation to the dividend;

(iv)          At the expiration of the Exercise Loan Period, and not before, the amount to be repaid in aggregate for the Exercise Loan and the Option Loan (to the extent it is outstanding at the end of the Exercise Loan Period) shall be the lesser of the followings amounts:

A.            the sum of the Exercise Loan and Option Loan less any amounts already paid in reduction thereof; and

B.            the market value of the Loan Shares at the end of the Exercise Loan Period which for such purposes will be the market value as determined in accordance with Section 139FA of the Income Tax Assessment Act 1936 as amended from time to time.

6.3          Exercise Loans by Subsidiaries

Where a Participant is employed by a Subsidiary the Exercise Loan may, at the discretion of the Board, be offered to that Participant, and made, by that Subsidiary.

7.             RESTRICTION ON TRANSFER OF LOAN SHARES

7.1          No sale or dealing

Other than as provided by these Rules, a Participant must not sell, encumber or otherwise deal with a Loan Share prior to the repayment of the Exercise Loan used to acquire that Loan Share.

7.2          No transfer

Other than as provided by these Rules, the Company must not register or permit the Share Registry to register a transfer of a Loan Share until the Exercise Loan used to acquire that Loan Share has been repaid and for that purpose the Company may do such things and enter into such arrangements with the Share Registry or otherwise as it considers necessary to enforce such restrictions on the transfer of a Loan Share and Participants will be bound by such arrangements.

7.3          Sale of Loan Shares

A Participant who holds a Loan Share may request the Company to sell that Loan Share on behalf of the Participant and apply the proceeds in or towards the repayment of the Exercise Loan used to acquire that Loan Share.  The Company will sell such Loan Shares and will upon any such sale apply the proceeds in or towards repayment of the Exercise Loan (if any) and Option Loan (if any).

8.             FORFEITURE

8.1          Board determination

If the Board determines that a Participant has committed any act of fraud or defalcation or gross misconduct in relation to the affairs of the Company or a Subsidiary or such other entity as referred to in Rule 3.2(e)(ii), the Participant shall forfeit any right or interest in the Shares or other entitlements of the Participant under the Plan.

8.2          Dealing in forfeited Shares

The Board in its absolute discretion may determine that forfeited Shares are to be sold, transferred or otherwise disposed of and how any proceeds therefrom are to be applied.

8.3          Dealing in rights of forfeited Shares

Pending a determination under Rule 8.2, the Board shall have the absolute discretion as to how any rights or entitlements of such Shares as referred to in Rule 4.8 are to be dealt with.

8.4          Participant to have no rights to proceeds

A Participant shall have no rights to the proceeds from any forfeited Shares dealt with under Rule 8.2 and releases and shall hold harmless the Company in respect of any claim in respect thereof.

8.5          Appointment as attorney

For the purposes of Rule 8, each Participant authorises and appoints the company secretary of the Company (or his delegate) as the agent and attorney of the Participant to do all things necessary to give effect thereto in the Participant’s name and on the Participant’s behalf including signing share transfers and shall indemnify the company secretary (or his delegate) and the Company in respect thereof.

9.             RIGHTS ATTACHING TO LOAN SHARES

9.1          Dividends

Subject to Rule 6.2(f)(ii) and (iii), a Participant is entitled to all dividends declared or paid on the Loan Shares held by the Participant.

9.2          Bonus Shares

(a)           A Participant is entitled to any Bonus Shares that accrue to Loan Shares held by the Participant.

(b)           Upon allotment of the Bonus Shares to the Participant, the Bonus Shares are deemed, for the purposes of the Plan, to be Loan Shares that were allotted to the Participant at the time the Loan Shares to which the Bonus Shares accrued were allotted to the Participant.

9.3          Rights

A Participant is entitled to any Rights which accrue to Loan Shares held by the Participant and may sell those Rights or accept the Rights and subscribe for the underlying securities or options in accordance with the terms of their offer.

9.4          Participation in Dividend Reinvestment Plan

Unless otherwise determined by the Board, Loan Shares shall not participate in a dividend reinvestment plan of the Company.

10.          LOAN NOT REPAID

10.1        Sale of Loan Shares

(a)           If the Participant has not repaid the outstanding amount of an Exercise Loan (if any) or Option Loan (if any) at the end of the Exercise Loan Period, the Company may, at its discretion, on behalf of the Participant, sell the Loan Shares and apply the proceeds of sale in repayment of the Exercise Loan and the Option Loan.

(b)           For the purpose of the sale of the Loan Shares pursuant to Rule 10.1(a) the Participant authorises the secretary of the Company (or his duly authorised delegate) to sell the Loan Shares on behalf of the Participant and as his attorney.

(c)           The Company and the secretary will have complete discretion in respect of the sale of the Loan Shares under Rule 10.1(a) and will not be liable to the Participant in respect of the timing of or price obtained on or any other circumstances relating to such sale.

10.2        Sale Proceeds

If the Company sells the Loan Shares in accordance with Rule 10.1, the proceeds of sale will be applied in the following order:

(a)           in payment of any costs and expenses of the sale incurred by the Company; and

(b)           in reduction of the outstanding amount of the Exercise Loan (if any) and the Option Loan (if any); and

(c)           the balance (if any) in payment to the Participant.

10.3        Attorney

The Participant, in consideration of the grant of the Option Loan or the Exercise Loan, irrevocably appoints the person who from time to time occupies the position of secretary of the Company (or his duly authorised delegate) his attorney to complete and execute any documents including share transfers and to do all acts or things in his name on his behalf which may be convenient or necessary for the purpose of giving effect to the provisions of this Rule and the Participant covenants that the Participant shall ratify and confirm any act or thing done pursuant to this power and shall indemnify the attorney (or his duly authorised delegate) in respect thereof.

11.          OVERRIDING RESTRICTIONS ON ISSUE AND EXERCISE

Notwithstanding any Rule or the terms of any Option, no Option may be offered, granted or exercised and no Share may be issued under the Plan if to do so:

(a)           would contravene the Corporations Law, the Listing Rules or any other applicable law; or

(b)           would contravene the local laws or customs of an Employee’s country of residence or in the opinion of the Board would require actions to comply with those local laws or customs which are impractical.

12.          ADMINISTRATION OF THE PLAN

(a)           The Plan will be administered by the Board in accordance with these Rules.  The Board may make regulations for the operation of the Plan which are consistent with these Rules.

(b)           Any power or direction which is conferred on the Board by these Rules may be exercised by the Board in the interests or for the benefit of the Company, and the Board is not, in exercising any such power or discretion, under any fiduciary or other obligation to any other person.

(c)           Any power or discretion which is conferred on the Board by these Rules may be delegated by the Board for such period and upon such conditions as the Board may determine to:

(i)            a committee consisting of such Directors as the Board determines; or

(ii)           any one or more persons selected by the Board.

(d)           Every exercise of discretion by the Board (or its delegate) and every decision of the Board as to the interpretation, effect or application of these Rules is final, conclusive, and binding.

13.          RIGHTS OF PARTICIPANTS

Nothing in these Rules:

(a)           confers on an Employee the right to receive any Options;

(b)           confers on a Participant the right to continue as an employee of the Company or any Subsidiary;

(c)           affects any rights which the Company or a Subsidiary may have to terminate the employment of any employee; or

(d)           may be used to increase damages in any action brought against the Company or a Subsidiary in respect of any such termination.

14.          AMENDMENT OF THESE RULES

14.1        Amendments

Subject to the Listing Rules, the Company may at any time by written instrument or by resolution of the Board, amend all or any of the provisions of these Rules (including this Rule 14).

14.2        No Reduction of Rights

No amendment of the provisions of these Rules is to reduce the rights of any Participant in respect of Options issued under the Plan prior to the date of the amendment, other than an amendment introduced primarily:

(a)           for the purpose of complying with or conforming to present or future State, Territory or Commonwealth legislation governing or regulating the maintenance or operation of the Plan or like plans;

(b)           to correct any manifest error or mistake; or

(c)           to enable any subsidiary of the Company to comply with the Corporations Law or the Listing Rules.

14.3        Retrospectivity

Subject to the above provisions of this Rule 14, any amendment made pursuant to Rule 14.1 may be given such retrospective effect as is specified in the written instrument or resolution by which the amendment is made and amendments to these Rules, including the terms of Options, have the effect of automatically amending the terms of issued but unexercised Options.

15.          SUSPENSION OR TERMINATION

The Board may at its absolute discretion suspend the operation of the Plan or terminate the Plan, provided that such suspension or termination shall not adversely affect or prejudice rights of Participants at the time of such suspension or termination.

16.          NOTICES

16.1        Addresses

Any notice regarding Options granted under the Plan will be sent to the address of the Participant as recorded in the Option register maintained by the Company or its Share Registry.

16.2        Manner of giving notice

Notice may be given by the Company to Participants in the manner prescribed by the articles of association of the Company for the giving of notices to members of the Company and the relevant provisions of the Constitution of the Company apply with all necessary modification to notices to Participants.

17.          GOVERNING LAW

The Plan is governed by and shall be construed and take effect in accordance with the laws of Victoria.